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                                                                    EXHIBIT 11.2




                          ATLANTIC PREMIUM BRANDS, LTD.

                        COMPUTATION OF EARNINGS PER SHARE



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
                                                                     For the
                                                                   Nine months
                                                                      Ended
                                                                  September 30,
                                                                      1998
                                                                  -------------
INCOME BEFORE EXTRAORDINARY LOSS                                   $ 1,229,588

EXTRAORDINARY LOSS, net                                                194,993
                                                                   -----------
       Net income                                                  $ 1,034,595
                                                                   ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                           7,627,637

INCOME PER COMMON SHARE BEFORE EXTRAORDINARY LOSS                  $       .17

EXTRAORDINARY LOSS PER COMMON SHARE                                       (.03)
                                                                   -----------
       Net income per common share                                 $       .14
                                                                   ===========

COMPUTATION OF WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING (DILUTED CALCULATION):

       Shares outstanding as of September 30, 1998                   7,402,977

       Impact of dilutive stock options as of September 30, 1998       224,660
                                                                   -----------

                                                                     7,627,637
                                                                   ===========

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